Lang Michener LLP
Lawyers — Patent & Trade Mark Agents
Brookfield Place, 181 Bay Street, Suite 2500
P.O. Box 747
Toronto ON M5J 2T7
Canada
Telephone:  416-360-8600
Facsimile:   416-365-1719
October 28, 2009
Vitran Corporation Inc.
185 The West Mall
Suite 701
Toronto, Ontario
M9C 5L5
Dear Sirs:
We are counsel to Vitran Corporation Inc., an Ontario corporation (the “Registrant”), and in such capacity, we are delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “U.S. Securities Act”) of 2,698,282 shares of the Registrant’s common shares (the “Shares”), issued pursuant to a private placement completed by the Registrant on September 21, 2009.
In connection with the opinions herein expressed, we have examined such documents and corporate records of the Registrant as we have deemed necessary as the basis for such opinions. We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, telecopied, photostatic or electronically transmitted copies or facsimiles thereof. We have examined the Registrant’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of the Shares (the “Registration Statement”). This opinion is being furnished in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the U.S. Securities Act.
We are qualified to practice law in the Province of Ontario and the opinions expressed herein are based on and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect. We do not express any opinion as to the laws of any other jurisdictions.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued and are outstanding as fully paid and non-assessable common shares in the capital of the Registrant.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
“Lang Michener LLP”

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